Exhibit 99
                                                             KOGER EQUITY, INC.
                                                      433 Plaza Real, Suite 335
                                                      Boca Raton, Florida 33432



           Contacts:

           Robert Onisko                  Investor Relations:
           Chief Financial Officer        Brad Cohen
           Koger Equity, Inc.             Integrated Corporate Relations, Inc.
           (561) 395-9666                 203-222-9013




     Koger Equity Closes The Lakes on Post Oak Acquisition in Houston, Texas


Boca Raton, Florida - December 10, 2002 - Koger Equity, Inc. (NYSE:KE), a real estate investment trust, announced today that it has acquired, through an affiliated partnership, the Lakes on Post Oak, a 1.2 million square foot, Class A, three office building development located in the prestigious Galleria/West Loop submarket in Houston, Texas, for approximately $102 million (or $85.00 per square foot). Based on the pro forma net operating income for 2003, Koger purchased the properties (currently 75.5% occupied) at a capitalization rate of approximately 7%. Although Hines originally developed the Lakes on Post Oak as an integrated office project between 1979 and 1981, this acquisition by Koger reunifies the project by consolidating 3040 Post Oak Boulevard, which Koger purchased from Nippon Life Insurance, and 3000 and 3050 Post Oak Boulevard, which Koger purchased from the Dallas-based Cottonwood Partners. This transaction represents the first investment by Koger in the Houston market.

Koger financed the purchase with $77 million of 5-year (two-year initial term with 3 one-year extensions), project-level, non-recourse debt bearing interest at a floating rate equal to 287 basis points over the LIBOR (with a two-year LIBOR interest rate cap of 5.45%) and a $35 million draw on its revolving line of credit. To date, Koger has applied $25 million against the purchase price and deposited $10 million in escrow toward tenant improvements, leasing commissions, and deferred maintenance items. Koger anticipates that by December 31, 2002 it will pay down a substantial portion of the revolving line of credit by refinancing Three Ravinia, an 803,160 square foot property, currently owned by an affiliate of Koger and located in Atlanta, Georgia. The refinancing will remove Three Ravinia from the revolving line of credit and secure it with an $85 million, 5-year, non-recourse mortgage note bearing a fixed interest rate of 5.26%. Koger estimates that the combined impact of the Lakes on Post Oak acquisition and the refinancing of Three Ravinia will be neutral to its 2003 funds from operations ("FFO").


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Thomas Crocker, the Chief Executive Officer of Koger Equity, said, "We are delighted to complete the acquisition of the Lakes on Post Oak. Its `suburban in-fill' characteristics combined with the fact that the properties were purchased at a significant discount to replacement cost integrates perfectly with our long-term investment strategy." Mr. Crocker added, "We are very excited about this traditional real estate transaction in which we anticipate creating considerable value by implementing a major capital spending program in excess of $12 million (over $10 per square foot). The program will refurbish and modernize the entire complex by the end of 2003 and be followed by an aggressive marketing and leasing program driven by our competitively low basis."

In addition to these changes, the Texas Department of Transportation and local development associations are in the middle of extensive infrastructure changes that arguably will cause the Lakes on Post Oak to be among the best located projects in the Galleria/West Loop submarket.

Thomas Brockwell, Senior Vice President of Koger Equity echoed these sentiments opining, "The diversification of the Houston economy over the past 20 years coupled with the limited development since the early 1980's, leads us to believe that the Houston office market will perform well during the next economic recovery period."

The Lakes on Post Oak resides within a 28-acre park-like development located adjacent to the Galleria Mall, which is undergoing a 700,000 square foot retail expansion to be anchored by Nordstroms and Foleys. Major tenants of the project include Bechtel Corporation, which leases almost the entire 3000 Post Oak Boulevard building, Huntsman Corporation, Phelps Dunbar, and Clear Channel Communications.

The Galleria/West Loop submarket consists of over 21.7 million square feet and is the nation's largest suburban office business district. Although current vacancies exceed 18%, the area's ample supply of Class A buildings, the limited opportunities for future office developments, its unique mixture of upscale dining and shopping, its proximity to some of the most prestigious executive residential neighborhoods in Houston, and the extensive infrastructure improvement programs should create consistent, long-term demand for office space in this submarket.

Estimates of future FFO per share are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Koger Equity, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions; there can be no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are set forth as risk factors in the company's SEC reports and filings, including its annual report on Form 10-K. Included among these factors are changes in general economic conditions, including changes in the economic conditions affecting industries in which its principal tenants compete; its ability to timely lease or re-lease space to credit worthy tenants at current or anticipated rents; its ability to achieve economies of scale over time; the demand for tenant services beyond those traditionally provided by landlords; changes in interest rates; changes in operating costs; its ability to attract and retain high-quality personnel at a reasonable cost in a highly competitive labor environment; future demand for its debt and equity securities; its ability to refinance its debt on reasonable terms at maturity; and its ability to complete current and future development projects on schedule and on budget.


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Many of these factors are beyond the Company's ability to control or predict.
Forward-looking statements are not guarantees of performance. For forward-looking statements contained or incorporated by reference herein, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Koger Equity, Inc. owns and operates 124 office buildings, containing 8.9 million rentable square feet, located primarily in 16 suburban office projects in nine cities in the Southeastern and Southwestern United States. In addition, the Company manages for others 70 office buildings containing 3.39 million rentable square feet, located primarily in eight suburban office parks in five cities in the Southeastern and Southwestern United States.

Additional information about Koger is available upon request to Investor Relations, 433 Plaza Real, Suite 335, Boca Raton, Florida 33432-3945, or call 1-800-850-2037.




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